Exhibit 21.1
                                                 The Ziegler Companies 2000 10-K

                                SUBSIDIARIES OF
                          THE ZIEGLER COMPANIES, INC.

B.C. Ziegler and Company
Ziegler Thrift Trading, Inc.
PMC International, Inc.
Portfolio Management Consultants, Inc.
Portfolio Brokerage Services, Inc.
Ziegler Financing Corporation
Ziegler Collateralized Securities, Inc.
First Church Financing Corporation